Exhibit 10.1
Execution Version
FOURTH AMENDMENT
     THIS FOURTH AMENDMENT (this “Agreement”), is made and entered into as of December 5, 2008, with an effective date set forth in Section 4 hereof, by and among O’CHARLEY’S INC., a Tennessee corporation (the “Borrower”), the Lenders party to the Credit Agreement referred to below and identified on the signature pages hereto as a “Lender” (the “Lenders”), and WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”).
Statement of Purpose
     The Borrower, the Lenders and the Administrative Agent are parties to that certain Second Amended and Restated Credit Agreement dated as of October 18, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders have extended certain credit facilities to the Borrower.
     The Borrower has requested, and the Lenders and the Administrative Agent have agreed, subject to the terms and conditions set forth herein, to amend the Credit Agreement and waive an Event of Default that may have occurred, each as specifically set forth herein.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1. Capitalized Terms. All capitalized undefined terms used in this Agreement (including, without limitation, in the Statement of Purpose hereto) shall have the meanings assigned thereto in the Credit Agreement.
     2. Amendments to Credit Agreement. Subject to and in accordance with the terms and conditions set forth herein, the Administrative Agent and the Lenders hereby agree to amend the Credit Agreement as follows:
     (a) Amendments to Section 1.1.
     (i) Section 1.1 is hereby amended by adding the following defined terms in the proper alphabetical order:
     “‘Excess Cash Flow’ means, for the Borrower and its Subsidiaries on a Consolidated basis, in accordance with GAAP for any Fiscal Year, the excess, if any, of:
     (a) cash flow from operations, minus
     (b) the sum, without duplication, of (i) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such Fiscal Year on account of permitted Capital Expenditures (other than to the extent any such Capital Expenditure is made with the proceeds of Debt (other than purchases of

Capital Assets financed through the Borrower’s cash management system under the Revolving Credit Facility), any equity issuance, casualty proceeds, condemnation proceeds or other proceeds that would not be included in cash flow from operations), (ii) the aggregate amount of all Scheduled Principal Repayments made by the Borrower and its Subsidiaries during such Fiscal Year, but only to the extent that such payments or repayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such Debt and (iii) prepayments or repayments of principal of Revolving Credit Loans to the extent that the Revolving Credit Commitment is permanently reduced by an equal amount at the time of such payment or prepayment.”
     “‘Fourth Amendment Effective Date’ means December 5, 2008.”
     “‘LIBOR Unavailability Period’ means any period of time during which a notice to the Borrower in accordance with Section 5.8 shall remain in force and effect.”
     (ii) The definition of “Aggregate Commitment” is hereby deleted in its entirety and replaced as follows:
     “‘Aggregate Commitment’ means the aggregate amount of the Lenders’ Commitments hereunder, as such amount may be reduced or otherwise modified at any time or from time to time pursuant to the terms hereof. On the Fourth Amendment Effective Date, the Aggregate Commitment shall be Ninety Million Dollars ($90,000,000).”
     (iii) The definition of “Aggregate Permitted Note Repurchases Amount” is hereby deleted in its entirety.
     (iv) The definition of “Base Rate” is hereby deleted in its entirety and replaced as follows:
     “‘Base Rate’ means, at any time, the higher of (a) the Prime Rate, (b) the Federal Funds Rate plus 1/2 of 1% and (c) except during a LIBOR Unavailability Period, 0.750% plus the LIBOR Rate; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, Federal Funds Rate or LIBOR Rate.”
     (v) The definition of “Business Day” is hereby deleted in its entirety and replaced as follows:
     “‘Business Day’ means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with the LIBOR Rate, and payments of principal and interest with respect to any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.”
     (vi) The definition of “EBITDA” is hereby deleted in its entirety and replaced as follows:
     “‘EBITDA’ means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Net Income for such period plus (b) the sum of the following to the extent deducted in determining Net Income: (i) Tax Expense, (ii) Interest Expense, (iii) amortization, depreciation and other non-cash charges and (iv) non-cash stock compensation expenses, less (c) interest income and any extraordinary gains, plus (d) extraordinary losses in amounts reasonably acceptable to the Administrative Agent; provided that the Borrower shall be entitled to add back to EBITDA certain cash and non-cash charges in an aggregate amount not to exceed $14,000,000 that are incurred during the 2007 and/or 2008 Fiscal Years in connection with the asset dispositions permitted pursuant to the Amendment and Consent by and among the Credit Parties, the Lenders and the Administrative Agent dated as of July 12, 2007.”
     (vii) The definition of “LIBOR” is hereby deleted in its entirety and replaced as follows:
     “‘LIBOR’ means,
     (a) with respect to LIBOR Rate Loans, the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least Five Million Dollars ($5,000,000) for a period equal to the applicable Interest Period which appears on the Telerate Page 3750 at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Telerate Page 3750, then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least Five Million Dollars ($5,000,000) would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error;
     (b) for any interest calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars in the approximate amount of the Base Rate Loan being made, continued or converted for a period equal to one (1) month commencing that day which appears on the Telerate Page 3750 at approximately 11:00 a.m. (London time) on the applicable date of determination. If, for any reason, such rate does not appear on Telerate Page 3750, then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars the approximate amount of the Base Rate Loan being made, continued or converted would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on the applicable date of determination for a period equal to one (1) month. Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.”
     (viii) The definition of “Permitted Note Repurchases” is hereby deleted in its entirety.
     (ix) The definition of “Ratings Downgrade” is hereby amended by deleting the word “and” at the end of clause (i) and replacing it with the word “or”.
     (x) The definition of “Revolving Credit Commitment” is hereby deleted in its entirety and replaced as follows:
     “‘Revolving Credit Commitment’ means (a) as to any Lender, the obligation of such Lender to make Revolving Credit Loans to the account of the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on the Register as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Loans, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Revolving Credit Commitment of all Lenders on the Fourth Amendment Effective Date shall be Ninety Million Dollars ($90,000,000).”
     (xi) The definition of “Swingline Commitment” is hereby amended by replacing the amount “Ten Million Dollars ($10,000,000)” with “Seven Million Five Hundred Thousand Dollars ($7,500,000)”.
     (b) Amendments to Section 2.6.
     (i) Section 2.6(a) (“Voluntary Reduction”) is hereby deleted in its entirety and replaced as follows:
     “(a) Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $1,000,000 or any whole multiple of $500,000 in excess thereof. The amount of each partial permanent reduction shall permanently reduce the Lenders’ Revolving Credit Commitments pro rata in accordance with their respective Revolving Credit Commitment Percentages.”

     (ii) Section 2.6(b) (“[Intentionally Omitted]”) is hereby deleted in its entirety and replaced as follows:
     “(b) Mandatory Reduction. The Revolving Credit Commitment shall be permanently reduced on the date of each mandatory prepayment under Section 4.3 by an amount equal to the mandatory prepayment amount required pursuant to such Section until the Revolving Credit Commitment has been reduced to Sixty-Five Million Dollars ($65,000,000). To the extent outstanding Revolving Credit Loans have been reduced to zero, the Revolving Credit Commitment shall continue to be permanently reduced by the mandatory prepayment amounts required by Section 4.3 until the Revolving Credit Commitment has been reduced to Sixty-Five Million Dollars ($65,000,000). Thereafter, any additional mandatory prepayments shall not permanently reduce the Revolving Credit Commitment; provided, however, the Borrower shall have the right to voluntarily further reduce the Revolving Credit Commitment in accordance with Section 2.6(a). In addition to the foregoing, the Revolving Credit Commitment shall be permanently reduced to Sixty-Five Million Dollars ($65,000,000) on April 18, 2010.”
     (iii) Section 2.6(c) (“Corresponding Payment”) is hereby amended by adding the words “or required” immediately after the phrase “Each permanent reduction permitted” in the first sentence of such clause (c).
     (c) Amendment to Section 2.8. Section 2.8 (“Increase of Revolving Credit Commitment”) is hereby deleted in its entirety.
     (d) Amendment to Section 4.3. Section 4.3 (“[Intentionally Omitted]”) is hereby deleted in its entirety and replaced as follows:
     “SECTION 4.3 Mandatory Prepayments of Revolving Credit Loans.
     (a) The Borrower shall prepay the Revolving Credit Loans in the manner set forth in Section 4.4 below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any asset sale or sale-leaseback transaction by the Borrower or any of its Subsidiaries (other than such asset sales or sale-leaseback transactions permitted pursuant to Sections 11.5(a), (b), (c), (d), (e), (g), (k), (l), (n) or (o)). Such prepayments shall be made within three (3) Business Days after receipt of the Net Cash Proceeds of any such transaction by the Borrower or any of its Subsidiaries.
     (b) No later than one hundred twenty (120) days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 27, 2009), the Borrower shall make mandatory principal prepayments of the Revolving Credit Loans in the manner set forth in Section 4.4 below in an amount equal to seventy-five percent (75%) of Excess Cash Flow, if any, for such Fiscal Year.”

     (e) Amendment to Section 4.4. Section 4.4 (“Application of Proceeds”) is hereby deleted in its entirety and replaced as follows:
     “SECTION 4.4 Application of Proceeds. Upon the occurrence of any event triggering the prepayment requirement under Section 4.3 above, the Borrower shall promptly deliver a Notice of Prepayment to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders. Concurrently with any prepayment under Section 4.3(b) above, the Borrower shall also deliver a worksheet containing the calculations of Excess Cash Flow in form and substance reasonably satisfactory to the Administrative Agent. Each prepayment of the Revolving Credit Loans under Section 4.3 shall be applied to reduce the outstanding Revolving Credit Loans with a corresponding permanent reduction in the Revolving Credit Commitment to the extent such Commitment reduction is required by Section 2.6(b). For clarification purposes, it is understood and agreed that even if there are no outstanding Revolving Credit Loans on the date of such required prepayment, the Revolving Credit Commitment shall still be reduced by such mandatory prepayment amount to the extent such Commitment reduction is required by Section 2.6(b); provided, however, to the extent any excess proceeds exist after all outstanding Revolving Credit Loans have been repaid in full, the Borrower shall be entitled to keep such excess proceeds.”
     (f) Amendment to Section 5.1. Section 5.1(c) (“Applicable Margin”) and the accompanying pricing grid is hereby deleted in its entirety and replaced as follows:
     (c) Applicable Margin. The Applicable Margin provided for in Section 5.1(a) with respect to any Loan (the “Applicable Margin”) shall be based upon the table set forth below and shall be determined and adjusted quarterly on the date (each a “Calculation Date”) ten (10) Business Days after the earlier of (i) the date on which Borrower provides or (ii) the date on which the Borrower is required to provide, an Officer’s Compliance Certificate for the most recently ended Fiscal Quarter of the Borrower; provided, however, that (A) commencing on the Fourth Amendment Effective Date, the Applicable Margin shall be based on Pricing Level IV (as shown below) and shall remain at Pricing Level IV until the first Calculation Date occurring after the Fourth Amendment Effective Date and, thereafter the Pricing Level shall be determined by reference to the Adjusted Debt to EBITDAR Ratio as of the last day of the most recently ended Fiscal Quarter of the Borrower preceding the applicable Calculation Date, and (B) if the Borrower fails to provide the Officer’s Compliance Certificate as required by Section 8.2 for the most recently ended Fiscal Quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level I (as shown below) until such time as an appropriate Officer’s Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Adjusted Debt to EBITDAR Ratio as of the last day of the most recently ended Fiscal Quarter of the Borrower preceding such Calculation Date. Subject to Sections 5.1(c)(ii)(A) and (B) in the preceding sentence, the Applicable Margin shall be effective from one

Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued.
Pricing Grid

	Adjusted Debt to	Applicable Base	Applicable LIBOR
Level	EBITDAR Ratio	Rate Margin	Rate Margin
I	Greater than or equal to 5.25 to 1.00	3.250%	4.000%
II	Greater than or equal to 5.00 to 1.00 but less than 5.25 to 1.00	2.750%	3.500%
III	Greater than or equal to 4.50 to 1.00 but less than 5.00 to 1.00	2.500%	3.250%
IV	Greater than or equal to 4.00 to 1.00 but less than 4.50 to 1.00	2.250%	3.000%
V	Less than 4.00 to 1.00	2.000%	2.750%
     (g) Amendment to Section 5.3. Section 5.3(a) (“Commitment Fee”) is hereby deleted in its entirety and replaced as follows:
     (a) Commitment Fee. Commencing on the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of the Lenders, a non-refundable commitment fee at a rate per annum equal to the applicable rate based upon the table set forth below (the “Commitment Fee Rate”) on the aggregate average daily unused portion of the Revolving Credit Commitment; provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment for the purpose of calculating such commitment fee (other than with respect to calculating any commitment fee due to the Swingline Lender in which case, the full Swingline Commitment shall be deemed usage of the Revolving Credit Commitment). The commitment fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing on the first such date following the Closing Date, and on the Revolving Credit Maturity Date. Such commitment fee shall be distributed by the Administrative Agent to the Lenders pro rata in accordance with the Lenders’ respective Revolving Credit Commitment Percentages. The Commitment Fee Rate shall be based upon the table set forth below and shall be determined and adjusted quarterly on each Calculation Date; provided, however, that (i) commencing on the Fourth Amendment Effective Date, the Commitment Fee Rate shall be based on Pricing Level IV (as shown below) and shall remain at Pricing Level IV until the first Calculation Date occurring after the Fourth Amendment Effective Date and thereafter the Pricing Level shall be determined by reference to the Adjusted Debt to EBITDAR Ratio as of the last day of the most recently ended Fiscal Quarter of the Borrower preceding the applicable Calculation Date, and (ii) if the Borrower fails to provide the Officer’s Compliance Certificate as required by Section 8.2 for the most recently ended Fiscal Quarter of the Borrower preceding the applicable Calculation Date, the Commitment Fee Rate from such Calculation Date shall be based on Pricing Level I (as shown below) until such time as an appropriate Officer’s Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Adjusted Debt to EBITDAR Ratio as of the last day of the most recently ended Fiscal Quarter of the Borrower preceding such Calculation Date. Subject to Sections 5.3(a)(i) and (ii) in the preceding sentence, the Commitment Fee Rate shall be effective from one Calculation Date until the next Calculation Date.

Pricing Level	Adjusted Debt to EBITDAR Ratio	Commitment Fee Rate
I	Greater than or equal to 5.25 to 1.00	0.875%
II	Greater than or equal to 5.00 to 1.00, but less than 5.25 to 1.00	0.750%
III	Greater than or equal to 4.50 to 1.0, but less than 5.00 to 1.00	0.750%
IV	Greater than or equal to 4.00 to 1.00 but less than 4.50 to 1.00	0.625%
V	Less than 4.00 to 1.00	0.500%
     (h) Amendment to Section 5.8. Section 5.8 (“Changed Circumstances”) is hereby deleted in its entirety and replaced as follows:
     “SECTION 5.8 Changed Circumstances.
     (a) Circumstances Affecting LIBOR Rate Availability. If, with respect to any Interest Period or with respect to Base Rate Loans as to which the interest rate is determined with reference to the LIBOR Rate, the Administrative Agent or any Lender (after consultation with the Administrative Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars, in the applicable amounts are not being quoted via the Telerate Page 3750 or offered to the Administrative Agent or such Lender for such Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and Base Rate Loans as to which the interest rate is determined with reference to the LIBOR Rate and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan or a Base Rate Loan as to which the interest rate is determined with reference to the LIBOR Rate shall be suspended, and (i) the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or convert the then outstanding principal amount of each such

LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period and (ii) all outstanding Base Rate Loans as to which interest was determined with reference to the LIBOR Rate shall have interest rates calculated in accordance with clauses (a) and (b) in the definition of Base Rate.
     (b) Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan or any Base Rate Loan as to which the interest rate is determined with reference to the LIBOR Rate, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans and Base Rate Loans as to which the interest rate is determined with reference to the LIBOR Rate and the right of the Borrower to convert any Loan or continue any Loan as a LIBOR Rate Loan or a Base Rate Loan as to which the interest rate is determined with reference to the LIBOR Rate shall be suspended and thereafter the Borrower may select only Base Rate Loans (as to which the interest rates shall be calculated pursuant to clauses (a) and (b) of the definition of “Base Rate”) hereunder, and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan or any Base Rate Loan as to which the interest rate is determined with reference to the LIBOR Rate to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan (as to which the interest rates shall be calculated pursuant to clauses (a) and (b) of the definition of “Base Rate”) for the remainder of such Interest Period.”
     (i) Amendment to Section 9.11. Section 9.11(a) (“Additional Domestic Subsidiaries”) is hereby amended by adding the phrase “other than those Franchisees that are or become wholly-owned by the Borrower” immediately following the phrase “excluding any Franchisees” in the parenthetical in such Section.
     (j) Amendment to Section 10.1. Section 10.1 (“Maximum Adjusted Debt to EBITDAR Ratio”) is hereby deleted in its entirety and replaced as follows:
     SECTION 10.1 Maximum Adjusted Debt to EBITDAR Ratio. As of any Fiscal Quarter ending during the periods specified below, permit the ratio of (a) Adjusted Debt on such date (less any cash existing on the Consolidated balance sheet on such date) to (b) EBITDAR for the period of four (4) consecutive Fiscal Quarters ending on or immediately prior to such date to be greater than the corresponding ratio set forth below:

Period	Maximum Ratio
Fourth Amendment Effective Date through December 28, 2008	5.25 to 1.00
December 29, 2008 and thereafter	5.50 to 1.00
     (k) Amendment to Section 10.2. Section 10.2 (“Maximum Senior Secured Leverage Ratio”) is hereby deleted in its entirety and replaced as follows:
     “SECTION 10.2 Maximum Senior Secured Leverage Ratio. As of any Fiscal Quarter end, permit the ratio of (a) Senior Debt on such date (less any cash existing on the Consolidated balance sheet on such date) to (b) EBITDA for the period of four (4) consecutive Fiscal Quarters ending on or immediately prior to such date to be greater than 1.25 to 1.00; provided, however, that for purposes of calculating compliance with this financial covenant, EBITDA for the four (4) consecutive Fiscal Quarter period ending on or immediately prior to such date shall be reduced to reflect rental expense associated with any sale-leaseback transaction permitted hereunder on a pro forma basis.”
     (l) Amendment to Section 10.3. Section 10.3 (“Minimum Fixed Charge Coverage Ratio”) is hereby deleted in its entirety and replaced as follows:
     “SECTION 10.3 Minimum Fixed Charge Coverage Ratio. As of any Fiscal Quarter end, permit the ratio of (a) (i) EBITDAR for the period of four (4) consecutive Fiscal Quarters ending on or immediately prior to such date, minus (ii) Maintenance Capital Expenditures for the period of four (4) consecutive Fiscal Quarters ending on or immediately prior to such date to (b) (i) Rental Expense for the period of four (4) consecutive Fiscal Quarters ending on or immediately prior to such date (provided, however, that for purposes of calculating compliance with this Section 10.3, Rental Expense for the four (4) consecutive Fiscal Quarter period ending on such date shall be increased to include rental expense associated with any sale-leaseback transaction permitted hereunder on a pro forma basis), plus (ii) Interest Expense for the period of four (4) consecutive Fiscal Quarters ending on or immediately prior to such date, plus (iii) Scheduled Principal Repayments for the period of four (4) consecutive Fiscal Quarters ending on or immediately prior to such date, plus (iv) dividends or similar distributions that are paid in cash during the period of four (4) consecutive Fiscal Quarters ending on or immediately prior to such date, plus (v) Consolidated Cash Taxes for the period of four (4) consecutive Fiscal Quarters ending on or immediately prior to such date to be less than 1.25 to 1.00.”
     (m) Amendment to Article 10. The following new Section 10.5 (“Maximum Expansion Capital Expenditures”) is hereby inserted in proper numerical order:

     “SECTION 10.5. Maximum Expansion Capital Expenditures. Without limiting Section 10.4 and in addition thereto, commencing December 29, 2008 through the remaining term of the Credit Facility unless and until all outstanding Revolving Credit Loans have been repaid in full and the Revolving Credit Facility (other than outstanding and undrawn Letters of Credit) remains undrawn for forty-five (45) consecutive days, permit the aggregate amount of all Expansion Capital Expenditures to exceed Eight Million Dollars ($8,000,000).”
     (n) Amendment to Section 11.1. Section 11.1(j) (“Limitations on Debt) is hereby amended by replacing the amount “Thirty-Five Million Dollars ($35,000,000)” with “Twenty Million Dollars ($20,000,000)”.
     (o) Amendment to Section 11.3. Section 11.3(c) (“Limitations on Loans, Advances, Investments and Acquisitions) is hereby deleted in its entirety and replaced as follows:
     “(c) investments by the Borrower or any of the Subsidiary Guarantors in the form of acquisitions of a substantially similar business or line of business (whether by the acquisition of capital stock, assets or any combination thereof) of any other Person (each, a “Permitted Acquisition”) and other loans, investments and advances by the Borrower or any of the Subsidiary Guarantors in (i) Franchisees of the Borrower or (ii) any SRLS Entities; provided, however, that the aggregate amount of all such Permitted Acquisitions permitted under this Section 11.3(c) plus the aggregate outstanding amount of all loans, investments and advances (other than Permitted Acquisitions) permitted under this Section 11.3(c) plus the aggregate outstanding amount of all Guaranty Obligations permitted under Section 11.1(j) hereunder plus the aggregate amount of all sales permitted under Section 11.5(j) hereunder shall not exceed Twenty Million Dollars ($20,000,000) in the aggregate during the term of the Credit Facility; provided further, however, that any such investment or other acquisition of equity of a Franchisee resulting in the Borrower owning one hundred percent (100%) of the assets of such Franchisee shall be excluded from the foregoing aggregate dollar limitation so long as the Borrower shall comply with the applicable provisions of Section 9.11 with respect to such Franchisee;”
     (p) Amendments to Section 11.5 (“Limitations on Sales of Assets).
     (i) Section 11.5(f) is hereby amended by replacing the amount “Forty-Five Million Dollars ($45,000,000)” with “Forty Million Dollars ($40,000,000)”.
     (ii) Section 11.5(j) is hereby amended by replacing the amount “Thirty-Five Million Dollars ($35,000,000)” with “Twenty Million Dollars ($20,000,000)”.
     (q) Amendment to Section 11.6. Effective as of October 5, 2008, Section 11.6 (“Limitations on Dividends and Distributions”) is hereby deleted in its entirety and replaced as follows:
     “SECTION 11.6 Limitations on Dividends and Distributions. Declare or pay any dividends upon any of its capital stock or any other ownership interests; purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its capital stock or other ownership interests, or make any distribution of cash, property or assets among the holders of shares of its capital stock or other ownership interests, or make any change in its capital structure, except:
     (a) the Borrower or any Subsidiary may pay dividends in shares of its own capital stock, membership interests, or other ownership units;
     (b) any Subsidiary may pay cash dividends to the Borrower or to its parent Subsidiary; and
     (c) the Borrower may accept shares of its stock owned by the applicable optionee or employee (i) in payment of the exercise price of stock options or (ii) to satisfy tax withholding requirements in respect of equity incentives in the form of restricted stock awards, in each case, granted to employees of the Borrower or its Subsidiaries by the Borrower’s board of directors or a committee thereof.
     (r) Amendment to Section 11.10. Section 11.10 (“Amendments; Payments and Prepayments of Subordinated Debt”) is hereby deleted in its entirety and replaced as follows:
     “SECTION 11.10 Amendments; Payments and Prepayments of Subordinated Debt. Amend or modify (or permit the modification or amendment of) any of the terms or provisions of the Senior Subordinated Notes or any other Subordinated Debt, or cancel or forgive, make any payment or prepayment on, or redeem or acquire for value (including without limitation by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due) the Senior Subordinated Notes or any other Subordinated Debt, other than, so long as no Default or Event of Default shall have occurred and be continuing or would be caused thereby, (i) regularly scheduled payments of accrued interest on the Senior Subordinated Notes (including additional interest required to be paid on account of a registration default arising under the registration rights agreements in connection with the Senior Subordinated Notes in an amount not to exceed more than one percent (1%) per year per annum) to the extent such payments are permitted under the subordination provisions thereof and (ii) principal payments or prepayments of intercompany Subordinated Debt between the Borrower and the Subsidiary Guarantors.”
     (s) Amendment to Section 12.1. Section 12.1(n) (“Judgment”) is hereby deleted in its entirety and replaced as follows:
     “(c) Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments (net of any amounts paid or fully covered by independent third party insurance as to which the relevant insurance company does not dispute coverage) to exceed $5,000,000 in any Fiscal Year shall be entered against the Borrower or any of its Subsidiaries by any court and such judgment or order shall continue without discharge or stay for a period of thirty (30) days.”
     (t) Amendments to Section 14.11. Section 14.11 (“Amendments, Waivers and Consents”) is hereby amended by deleting the second full paragraph after clause (b) of Section 14.11 in its entirety and replacing it as follows:
“In addition, no amendment, waiver or consent to the provisions of Section 5.4 with respect to the pro rata treatment of payments, or Sections 4.4 or 5.5 with respect to the application of proceeds, shall be made without the consent of each Lender adversely affected thereby.”
     3. Waiver. Subject to and in accordance with the terms and conditions set forth herein, the Administrative Agent and the Lenders hereby waive any Event of Default that may have occurred in connection with the Borrower’s repurchase of shares of its stock in connection with the vesting of employee restricted stock awards in excess of the amount permitted by Section 11.6(c) (prior to the effective date hereof) of the Credit Agreement.
     4. Effectiveness. This Agreement shall become effective when, and only when:
     (a) the Administrative Agent shall have received counterparts of this Agreement executed by the Borrower, the Subsidiary Guarantors, the Administrative Agent and the Required Lenders;
     (b) the Administrative Agent shall have received (i) resolutions of the board of directors of the Borrower authorizing the amendments set forth herein and (ii) favorable opinions of counsel to the Borrower and the Subsidiary Guarantors with respect to the Borrower, the Subsidiary Guarantors, the Loan Documents and this Agreement;
     (c) the Administrative Agent shall have been reimbursed by the Borrower for all reasonable fees and out-of-pocket charges and other expenses incurred in connection with this Agreement, the Credit Agreement, the other Loan Documents and the transactions contemplated hereby and thereby, including, without limitation, the fees and expenses set forth in Section 9 and the reasonable fees and expenses of counsel to the Administrative Agent;
     (d) The Borrower shall have paid in full in cash an amendment fee for the account of each Lender executing this Agreement (including the Administrative Agent) equal to 0.500% times the sum of each Lender’s Commitment (as reduced concurrently with the effectiveness hereof) under the Credit Agreement as of the effective date of this Agreement; and
     (e) the Administrative Agent shall have received any other documents or instruments reasonably requested by the Administrative Agent in connection with the execution of this Agreement.
     5. Post-Closing Covenant. The Borrower hereby agrees that following the effective date of this Agreement in accordance with Section 4 above, it shall pay in full in cash an amendment fee for the account of each Lender executing this Agreement after 12:00 noon (Eastern) on December 5, 2008 through 12:00 noon (Eastern) on December 11, 2008. Such amendment fee shall be equal to 0.500% times the sum of each Lender’s Commitment (as reduced concurrently with the effectiveness of this Agreement) under the Credit Agreement and shall be paid by the Borrower to the Administrative Agent, for the account of each such Lender, on December 11, 2008.
     6. Limited Effect. Except as expressly provided herein, the Credit Agreement and the other Loan Documents shall remain unmodified and in full force and effect. This Agreement shall not be deemed (a) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Credit Agreement or any other Loan Document, (b) to prejudice any right or rights which the Administrative Agent or the Lenders may now have or may have in the future under or in connection with the Credit Agreement or the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or modified from time to time, (c) to be a commitment or any other undertaking or expression of any willingness to engage in any further discussion with the Borrower, any of its Subsidiaries or any other Person with respect to any waiver, amendment, modification or any other change to the Credit Agreement or the Loan Documents or any rights or remedies arising in favor of the Lenders or the Administrative Agent, or any of them, under or with respect to any such documents or (d) to be a waiver of, or consent to or a modification or amendment of, any other term or condition of any other agreement by and among the Borrower or any of its Subsidiaries, on the one hand, and the Administrative Agent or any other Lender, on the other hand. References in the Credit Agreement to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein”, “hereof” or other words of like import) and in any Loan Document to the “Credit Agreement” shall be deemed to be references to the Credit Agreement as modified hereby.
     7. Representations and Warranties/No Default. The Borrower represents and warrants as follows:
     (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction indicated at the beginning of this Agreement.
     (b) The execution, delivery and performance by the Borrower of this Agreement are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) the Borrower’s charter or by-laws, (ii) any law or contractual restriction binding on or affecting the Borrower, or result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge, encumbrance or preferential arrangement of any nature upon or with respect to any of the properties now owned or hereafter acquired by the Borrower (other than as contemplated hereby).
     (c) No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement.
     (d) This Agreement constitutes the legal, valid and binding obligation of the Borrower and its Subsidiaries, as the case may be, enforceable against the Borrower and its Subsidiaries, as the case may be, in accordance with its terms.

     (e) There is no pending or overtly threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, which could reasonably be expected to materially adversely affect the financial condition or operations of the Borrower or any of its Subsidiaries or which purports to affect the legality, validity or enforceability of this Agreement.
     (f) After giving effect to this Agreement, (i) the representations and warranties made by the Borrower pursuant to Article VII of the Credit Agreement are true and correct with the same effect as if made on and as of the date hereof, except for any representation and warranty made as of an earlier date, which such representation and warranty shall remain true and correct as of such earlier date and (ii) no Default or Event of Default has occurred and is continuing.
     8. Acknowledgement and Reaffirmation. By their execution hereof:
     (a) Each of the Borrower and each Subsidiary Guarantor hereby expressly (i) consents to the amendments set forth in this Agreement, (ii) reaffirms all of its respective covenants, representations, warranties and other obligations set forth in the Credit Agreement, the Collateral Agreement, the Subsidiary Guaranty Agreement and the other Loan Documents to which it is a party and (iii) acknowledges, represents and agrees that its respective covenants, representations, warranties and other obligations set forth in the Credit Agreement, the Collateral Agreement, the Subsidiary Guaranty Agreement and the other Loan Documents to which it is a party remain in full force and effect; and
     (b) Each of the Borrower and each Subsidiary Guarantor hereby confirms that each of the Security Documents to which it is a party shall continue to be in full force and effect and is hereby ratified and reaffirmed in all respects as if fully restated as of the date hereof by this Agreement.
     9. Costs, Expenses and Taxes. The Borrower agrees to pay on demand all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement and the other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities hereunder and thereunder. The Borrower further agrees to pay on demand all reasonable costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and any other instruments and documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 9. In addition, the Borrower shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Agreement and any other instruments and documents to be delivered hereunder, and agrees to save the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

     10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     11. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with and all issues related to the legality, validity or enforceability hereof shall be determined under the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), without regard to the other conflicts of law principles thereof.
     12. Fax Transmission. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.
     13. Entire Agreement. This Agreement is the entire agreement, and supersedes any prior agreements and contemporaneous oral agreements, of the parties concerning its subject matter.
     14. Successors and Assigns. This Agreement shall be binding on and insure to the benefit of the parties and their heirs, beneficiaries, successors and assigns.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

O’CHARLEY’S INC., as Borrower
By:	/s/ Lawrence E. Hyatt
	Name:	Lawrence E. Hyatt
	Title:	Chief Financial Officer, Secretary and Treasurer

SUBSIDIARY GUARANTORS: O’CHARLEY’S MANAGEMENT COMPANY, INC.
By:	/s/ Lawrence E. Hyatt
	Name:	Lawrence E. Hyatt
	Title:	Secretary and Treasurer

STONEY RIVER MANAGEMENT COMPANY, INC.
By:	/s/ Lawrence E. Hyatt
	Name:	Lawrence E. Hyatt
	Title:	Secretary and Treasurer

STONEY RIVER, LLC
By:	/s/ Lawrence E. Hyatt
	Name:	Lawrence E. Hyatt
	Title:	Secretary and Treasurer

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O’CHARLEY’S RESTAURANT PROPERTIES, LLC
By:	/s/ Lawrence E. Hyatt
	Name:	Lawrence E. Hyatt
	Title:	Secretary and Treasurer

STONEY RIVER LEGENDARY MANAGEMENT, L.P.
By:	Stoney River, LLC, its General Partner

By:	/s/ Lawrence E. Hyatt
	Name:	Lawrence E. Hyatt
	Title:	Secretary and Treasurer

AIR TRAVEL SERVICES, INC.
By:	/s/ Lawrence E. Hyatt
	Name:	Lawrence E. Hyatt
	Title:	Secretary and Treasurer

OCI, INC.
By:	/s/ Lawrence E. Hyatt
	Name:	Lawrence E. Hyatt
	Title:	Secretary and Treasurer

DFI, INC.
By:	/s/ Lawrence E. Hyatt
	Name:	Lawrence E. Hyatt
	Title:	Secretary and Treasurer

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O’CHARLEY’S SERVICE COMPANY, INC.
By:	/s/ Lawrence E. Hyatt
	Name:	Lawrence E. Hyatt
	Title:	Secretary and Treasurer

O’CHARLEY’S SPORTS BAR, INC.
By:	/s/ Lawrence E. Hyatt
	Name:	Lawrence E. Hyatt
	Title:	Secretary and Treasurer

O’CHARLEY’S FINANCE COMPANY, INC.
By:	/s/ Lawrence E. Hyatt
	Name:	Lawrence E. Hyatt
	Title:	Secretary and Treasurer

OPI, INC.
By:	/s/ Lawrence E. Hyatt
	Name:	Lawrence E. Hyatt
	Title:	Secretary and Treasurer

99 RESTAURANTS, LLC
By:	/s/ Lawrence E. Hyatt
	Name:	Lawrence E. Hyatt
	Title:	Secretary and Treasurer

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99 WEST, INC.
By:	/s/ Lawrence E. Hyatt
	Name:	Lawrence E. Hyatt
	Title:	Clerk and Treasurer

99 RESTAURANTS OF VERMONT, LLC
By:	99 West, Inc., its Sole Member

By:	/s/ Lawrence E. Hyatt
	Name:	Lawrence E. Hyatt
	Title:	Clerk and Treasurer

99 RESTAURANTS OF MASSACHUSETTS, a Massachusetts business trust
By:	/s/ Lawrence E. Hyatt
	Name:	Lawrence E. Hyatt
	Title:	Secretary and Treasurer

99 COMMISSARY, LLC
By:	/s/ Lawrence E. Hyatt
	Name:	Lawrence E. Hyatt
	Title:	Secretary and Treasurer

99 RESTAURANTS OF BOSTON, LLC
By:	/s/ Lawrence E. Hyatt
	Name:	Lawrence E. Hyatt
	Title:	Secretary and Treasurer

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WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent and Lender
By:	/s/ Martha M. Winters
	Name:	Martha M. Winters
	Title:	Director

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SUNTRUST BANK, as Lender
By:	/s/ Charles Johnson
	Name:	Charles Johnson
	Title:	Managing Director

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REGIONS BANK, as Lender
By:	/s/ Scott Corley
	Name:	Scott Corley
	Title:	Senior Vice President

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JPMORGAN CHASE BANK, N.A., as Lender
By:	/s/ John B. Middelberg
	Name:	John B. Middelberg
	Title:	SVP

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